  Exhibit 6.24

0000000000000090298%0955%05022019%00000000BAA3354

PROMISSORY NOTE

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials
$1,875,000.00	05-02-2019	05-02-2029	90298	1E2 / 215	BAA3354	ANS	

References in the boxes above are for Lender's use only and do not limit the applicability of this document to any particular loan or item. Any item above containing "***" has been omitted due to text length limitations.

Borrower: B&D MHP LLC
136 MAIN ST
PINEVILLE, NC 28134

Lender: CAROLINA TRUST BANK
MOORESVILLE BRANCH
125 E Trade Court
Mooresville, NC 28117

Principal Amount: $1,875,000.00 **Date of Note: May 2, 2019**

PROMISE TO PAY. B&D MHP LLC ("Borrower") promises to pay to CAROLINA TRUST BANK ("Lender"), or order, in lawful money of the United States of America, the principal amount of One Million Eight Hundred Seventy-five Thousand & 00/100 Dollars ($1,875,000.00), together with interest on the unpaid principal balance from May 2, 2019, calculated as described in the "INTEREST CALCULATION METHOD" paragraph using an interest rate of 5.500% per annum based on a year of 360 days, until paid in full. The interest rate may change under the terms and conditions of the "INTEREST AFTER DEFAULT" section.

PAYMENT. Borrower will pay this loan in accordance with the following payment schedule:

Borrower's first payment is due June 2, 2019, and all subsequent payments are due on the same day of each month after that. Borrower will pay monthly consecutive principal and interest payments calculated as a 300 month payment amortization on the unpaid principal balance for 60 payments in the amount of $11,606.19 each beginning June 2,2019 with interest calculated on the unpaid principal balances using an initial interest rate of 5.50% per annum based on a year of 360 days.

Beginning June 2, 2024, the new monthly consecutive principal and interest payments will be calculated as a 240 month payment amortization on the unpaid principal balance for 59 payments using an interest rate based on the Wall Street Journal Prime rate as published in the Money Rate section of the Wall Street Journal, plus a margin of 1.00% resulting in a final fixed rate per annum based on a year of 360 days; and (1) one final principal and interest payment with interest calculated on the unpaid principal balance due at maturity on May 2, 2029.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an independent index which is Wall Street Journal Prime Rate as published in the Money Rate Section of the Wall Street Journal (the "index"). The index is not necessarily the lowest rate charged by Lender on its loans. If the index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current Index rate upon Borrower's request. The interest rate change will not occur more often than each 5 Years. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 5.50 % per annum. Interest on the unpaid principal balance of this Note will be calculated as described in the "INTEREST CALCULATION METHOD" paragraph using a rate of 1.00% percentage point over the index, resulting in a rate of 6.50% per annum based on a year of 360 days. NOTICE: Under no circumstances will the interest rate on this Note be more. than the maximum rate allowed by applicable law. Whenever increases occur in the interest rate, Lender, at its option, may do one or more of the following: (A) increase Borrower's payments to ensure Borrower's loan will pay off by its original final maturity date, (B) increase Borrower's payments to cover accruing interest, (C) increase the number of Borrower's payments, and (D) continue Borrower's payments at the same amount and increase Borrower's final payment..

Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal; then to any escrow or reserve account payments as required under any mortgage, deed of trust, or other security instrument or security agreement securing this Note; and then to any late charges.

INTEREST CALCULATION METHOD. Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Note is computed using this method. This calculation method results in a higher effective interest rate than the numeric interest rate stated in this Note.

RECEIPT OF PAYMENTS. All payments must be made in U.S. dollars and must be received by Lender at:

CAROLINA TRUST BANK
POST OFFICE BOX 308
901 E MAIN STREET
LINCOLNTON, NC 28093

Payments must be received consistent with the following payment instructions: Payments may be mailed to the Loan Servicing Address or made in person at one of our branch locations. Lender may modify these payment instructions, including changing the address for payments, by providing updated payment instructions to Borrower in writing. If a payment is made consistent with Lender's payment instructions but received after Monday through Friday at 5:00 PM Eastern Standard Time on a business day, Lender will credit Borrower's payment on the next business day.

PREPAYMENT PENALTY. Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. Upon prepayment of this Note, Lender is entitled to the following prepayment penalty: **Borrower agrees to a 3-2-1 prepayment penalty defined as follows: If the loan is paid off during the first 12 months from note date, the prepayment penalty is 3% of the loan balance. If the loan is paid off during the next 12 months from note date (months 13-24), the prepayment penalty is 2% of the loan balance. If the loan is paid off during the next 12 months from note date (months 25-36), the prepayment penalty is 1%. After 36 months there is no prepayment penalty. There is also no prepayment penalty on payments of 20% or less of the principal loan balance.**
Except for the foregoing, Borrower may pay all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due and may result in Borrower's making fewer payments. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. **All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: CAROLINA TRUST BANK, POST OFFICE BOX 308 LINCOLNTON, NC 28093.**

LATE CHARGE. If a payment is 10 days or more late, Borrower will be charged **5.000% of the unpaid portion of the regularly scheduled payment.**

INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, the total sum due under this Note will continue to accrue interest at the interest rate under this Note.

DEFAULT. Each of the following shall constitute an event of default ("Event of Default") under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Pur

Death or Insolvency. The dissolution of Borrower (regardless of whether election to continue is made), any member withdraws from Borrower, or any other termination of Borrower's existence as a going business or the death of any member, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

Adverse Change. A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Insecurity. Lender in good faith believes itself insecure.

LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS' FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes Lender's reasonable attorneys' fees in an amount not less than fifteen percent (15%) of the amount owing on this Note and Lender's legal expenses whether or not there is a lawsuit, including reasonable attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

JURY WAIVER. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of South Carolina without regard to its conflicts of law provisions. This Note has been accepted by Lender in the State of South Carolina.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower's accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts.

COLLATERAL. Borrower acknowledges this Note is secured by the following collateral described in the security instruments listed herein:

(A) a Mortgage dated May 2, 2019, to Lender on real property located in CHESTER County, State of South Carolina.

(B) an Assignment of All Rents to Lender on real property located in CHESTER County, State of South Carolina.

3-2-1 PREPAYMENT PENALTY. Borrower agrees to a 3-2-1 prepayment penalty defined as follows: If the loan is paid off during the first 12 months from note date, the prepayment penalty is 3% of the loan balance. If the loan is paid off during the next 12 months from note date (months 13-24), the prepayment penalty is 2% of the loan balance. If the loan is paid off during the next 12 months from note date (months 25-36), the prepayment penalty is 1%. After 36 months there is no prepayment penalty. There is also no prepayment penalty on payments of 20% or less of the principal loan balance.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

BENEFICIAL OWNERSHIP OR CONTROL INFORMATION. BORROWER AGREES TO NOTIFY THE BANK OF ANY CHANGE TO THE BENEFICIAL OWNERSHIP OR CONTROL INFORMATION PROVIDED TO THE BANK.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

NOTICE CONCERNING APPRAISAL WAIVER. The laws of South Carolina provide that in any real estate foreclosure proceeding a defendant against whom a personal judgment is taken or asked may within thirty days after the sale of the mortgaged property apply to the court for an order of appraisal. The statutory appraisal value as approved by the court would be substituted for the high bid and may decrease the amount of any deficiency owing in connection with the transaction. THE UNDERSIGNED HEREBY WAIVE(S) AND RELINQUISH(ES) THE STATUTORY APPRAISAL RIGHTS WHICH MEANS THE HIGH BID AT THE JUDICIAL FORECLOSURE SALE WILL BE APPLIED TO THE DEBT REGARDLESS OF ANY APPRAISED VALUE OF THE MORTGAGED PROPERTY.

BORROWER:

B&D MHP LLC

MANUFACTURED HOUSING PROPERTIES INC., Member/Manager of B&D MHP LLC

By: ______________________________
RAYMOND M. GEE, President and CEO of MANUFACTURED HOUSING PROPERTIES INC.